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State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

Gentlemen:

This is to advice you that G.T. Global Variable Investment Series ("Company") has established a new series of shares to be known as G.T. Global: Variable International Fund. In accordance with the Additional Funds provision in
Section 19 of the Custodian Contract dated February 3, 1993 (the "Contract"), between the Company and State Street Bank and Trust Company, the Company hereby request that you act as Custodian for the new series under the terms of the Contract.

Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Company and retaining one copy for you records.

G.T. GLOBAL VARIABLE INVESTMENT SERIES


By: /s/ Peter R. Guarino
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    Peter R. Guarino
    Assistant Secretary


Agreed to this 5th day of July, 1994.

STATE STREET BANK AND TRUST COMPANY


By: /s/ Gary E. Enos
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    Name:  Gary E. Enos
    Title:  Vice President